Exhibit 3

Vintage Capital Management, LLC

4704 S. Apopka Vineland Road, Suite 206

Orlando, FL 32819

January 31, 2018

Babcock & Wilcox Enterprises, Inc.

13024 Ballantyne Corporate Place, Suite 700

Charlotte, NC 28277

Attention: J. André Hall

Reference is made to the Agreement, dated as of January 3, 2018 (the “Agreement”), among Babcock & Wilcox Enterprises, Inc., Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn. Capitalized terms used in this letter and not otherwise defined have the meaning given to them in the Agreement.

The Shareholders confirm that they consent to an increase in the size of the Board to no more than 11 directors until June 30, 2018. For the avoidance of doubt, after June 30, 2018, and during the remainder of the Nomination Period, the Board will be composed of no more than 10 directors.

VINTAGE CAPITAL MANAGEMENT, LLC
By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager
KAHN CAPITAL MANAGEMENT, LLC
By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager
Brian R. Kahn

/s/ Brian R. Kahn